Exhibit 5.1

333 West Wolf Point Plaza Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

November 27, 2024

The Boeing Company

929 Long Bridge Drive

Arlington, VA 22202

Ladies and Gentlemen:

We are issuing this opinion in our capacity as counsel to The Boeing Company, a Delaware corporation (“Boeing”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4, first filed on or about August 12, 2024 (as amended or supplemented, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Boeing of up to 30,341,050 shares of common stock, par value $5.00 per share (the “Boeing Common Stock”), issuable pursuant to the Agreement and Plan of Merger, dated as of June 30, 2024 (as amended from time to time, the “Merger Agreement”), by and among Boeing, Spirit AeroSystems Holdings, Inc. (“Spirit”) and Sphere Acquisition Corp. (“Merger Sub”), a wholly owned direct subsidiary of Boeing, pursuant to which, among other things, Merger Sub will be merged with and into Spirit (the “Merger”), with Spirit surviving the Merger as a wholly owned subsidiary of Boeing. Certain shares of Boeing Common Stock to which the Registration Statement relates (the “Merger Consideration Shares”) are to be issued by Boeing pursuant to the transactions contemplated by the Merger Agreement, and subject to the terms and conditions therein, to the holders of Class A common stock, par value $0.01 per share, of Spirit (“Spirit Common Stock”) in connection with the Merger. Additional shares of Boeing Common Stock to which the Registration Statement relates (the “Equity Award Shares”) are to be issued by Boeing upon vesting and settlement of (i) certain issued and outstanding restricted stock units and performance stock units of Spirit that (A) were outstanding or issued on the date of the Merger Agreement and (B) are issued prior to the consummation of the Merger under Spirit’s 2014 Omnibus Incentive Plan, in each case which will convert into restricted stock units and performance stock units of Boeing under Boeing restricted stock unit and performance stock unit agreements, as applicable, and will entitle the holder to receive a number of Equity Award Shares specified in such agreements (the “Boeing Equity Award Agreements”). The balance of the shares of Boeing Common Stock to which the Registration Statement relates (the “ESPP Shares” and, together with the Merger Consideration Shares and Equity Award Shares, the “Registered Shares”) are to be issued by Boeing upon conversion of Spirit Common Stock available for issuance prior to the closing of the Merger under the Spirit Employee Stock Purchase Plan.

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The Boeing Company

November 27, 2024

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement, (ii) the Registration Statement, (iii) the Certificate of Incorporation of Boeing in the form attached as Exhibit 3.1 to the Registration Statement, (iv) the Bylaws of Boeing in the form attached as Exhibit 3.2 to the Registration Statement, (v) resolutions of the board of directors of Boeing that pertain to the Merger Agreement and the issuance of the Registered Shares pursuant thereto and (vi) the forms of Boeing Equity Award Agreements. In addition, we have also made such further legal and factual examinations and investigations as we considered necessary or appropriate for purposes of expressing the opinions set forth herein.

For purposes of this letter, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto other than Boeing. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of the officers and other representatives of Boeing and others as to factual matters.

In furnishing this opinion, we have further assumed that (i) the Registration Statement (including any post-effective amendments), will have become effective, (ii) all Registered Shares will be issued and delivered in accordance with the terms of the Merger Agreement and in the manner specified in the Registration Statement and, additionally with respect to the Equity Award Shares, in accordance with the terms of the Boeing Equity Award Agreements, (iii) the Boeing Equity Award Agreements, in the form submitted for our review, without alternation or amendment (other than identifying the appropriate date) will be valid and binding obligations of Boeing; and (iv) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) when issued and delivered in accordance with the terms and conditions of the Merger Agreement, the Merger Consideration Shares and ESPP Shares will be validly issued, fully paid and non-assessable; and (ii) when issued in accordance with the terms and conditions of the Boeing Equity Award Agreements and the Merger Agreement, including the vesting and settlement conditions contained therein, the Equity Award Shares will be validly issued, fully paid and nonassessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

The Boeing Company

November 27, 2024

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP